U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                      SEC File Number __________
                                                         CUSIP Number __________
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form 10-D
[ ] Form N-SAR

For Period Ended: March 31, 2020

      [ ] Transition Report on Form 10-K

      [ ] Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

     Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

---------------------------------

Part I - Registrant Information
---------------------------------

Full Name of Registrant: PURE HARVEST CANNABIS GROUP, INC.

Former Name if Applicable: N/A

Address of Principal Executive Office (Street and Number)

      2401 E. 2nd Avenue, Suite 600

City, State and Zip Code3

      Denver, CO 80206

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Part II - Rules 12b-25(b) and (c)
---------------------------------

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

---------------------------------

Part III - Narrative
---------------------------------

     State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the period ended March 31, 2020 in sufficient time so as to allow the filing of the report by May 15, 2020.

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Part IV - Other Information
---------------------------------

      (1) Name and telephone number of person to contact in regard to this notification

              William Hart             (303)               839-0061
           -----------------       --------------    --------------------
                 (Name)             (Area Code)       (Telephone Number)

      (2)   Have all other periodic reports required under    [X] Yes
            Section 13 or 15(d) of the Securities Exchange    [ ] No
            Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

      (3)   Is it anticipated  that any significant  change   [ ] Yes
            in    results    of    operations    from   the   [X] No
            corresponding  period for the last  fiscal year
            will be reflected  by the  earnings  statements
            to  be  included  in  the  subject   report  or
            portion thereof?

            If   so:   attach   an   explanation   of   the
            anticipated   change,   both   narratively  and
            quantitatively,  and, if appropriate, state the
            reasons  why  a  reasonable   estimate  of  the
            results cannot be made.

                        PURE HARVEST CANNABIS GROUP, INC.
                       ----------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 14, 2020                     By:/s/ Matthew Gregarek
                                          ----------------------------
                                          Matthew Gregarek
                                          Chief Executive Officer

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).